NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Quarterly Performance
Net Income Increases 18% and Dividend Increases 16%

Warsaw, Indiana (April 25, 2019) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record quarterly net income of $21.7 million for the three months ended March 31, 2019, an increase of 18% versus $18.3 million for the first quarter of 2018.   Diluted earnings per share also increased 18% to $0.84 for the first quarter of 2019, versus $0.71 for the first quarter of 2018, also representing a record quarter for the company and its shareholders. On a linked quarter basis, net income increased $319,000, or 1% from the fourth quarter ended December 31, 2018, which had net income of $21.4 million and $0.83 diluted earnings per share.

David M. Findlay, President & CEO commented, “Our record results reflect our continued strong revenue growth, a healthy asset quality environment and stable economic trends in our Lake City Bank footprint. The opening of our 50th office in downtown Indianapolis this quarter highlights our continued organic growth strategy. “

Highlights for the quarter are noted below.

1st Quarter 2019 versus 1st Quarter 2018 highlights:

•	Return on average equity of 16.6%, up from 15.8%
•	Return on average assets of 1.80%, up from 1.58%
•	Organic average loan growth of $126 million, or 3%
•	Core deposit growth of $129 million, or 3%
•	Net interest income increase of $2.0 million, or 5%
•	Net interest margin increase of 9 basis points to 3.45%
•	Noninterest income increase of $1.6 million, or 17%
•	Revenue growth of $3.6 million, or 8%
•	Nonperforming assets to total assets of 0.14% versus 0.24% a year ago
•	Total equity and tangible common equity[1] increase of $70 million, or 15%

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures.”

1st Quarter 2019 versus 4th Quarter 2018 highlights:

•	Return on average assets of 1.80%, up from 1.75%
•	Return on average equity of 16.6% compared to 16.8%
•	Organic loan growth of $24 million or 1%
•	Core deposit growth of $128 million, or 3%
•	Net interest income decrease of $1.4 million, or 3%
•	Net interest margin decrease of 7 basis points to 3.45%
•	Noninterest income increase of $1.4 million, or 14%
•	Nonperforming assets to total assets of 0.14% versus 0.16%
•	Total equity and tangible common equity[1] increase of $22 million, or 4%

As announced on April 9, 2019, the board of directors approved a cash dividend for the first quarter of $0.30 per share, payable on May 6, 2019, to shareholders of record as of April 25, 2019. The 2019 dividend rate per share approved in April represents a 16% increase over the accumulated quarterly dividends paid in 2018.

Return on average total equity for the first quarter of 2019 was 16.59%, compared to 15.82% in the first quarter of 2018 and 16.76% in the linked fourth quarter of 2018. Return on average assets for the first quarter of 2018 was 1.80%, compared to 1.58% in the first quarter of 2018 and 1.75% in the linked fourth quarter of 2018. The company’s total capital as a percent of risk-weighted assets was 14.38% at March 31, 2019, compared to 13.41% at March 31, 2018 and 14.20% at December 31, 2018. The company’s tangible common equity to tangible assets ratio2 was 11.04% at March 31, 2019, compared to 9.94% at March 31, 2018 and 10.63% at December 31, 2018.

Findlay added, “The strength of our balance sheet is demonstrated by our strong capital position. We are pleased to continue our history of double digit dividend increases for our shareholders. The dividend increase is the outcome of consistent long-term growth in earnings and its positive impact to our capital base. Over the last five years, we have increased our dividend by 21% annually on a compound annual growth basis.”

Average total loans for the first quarter of 2019 were $3.92 billion, an increase of $126.1 million, or 3%, versus $3.79 billion for the first quarter 2018. On a linked quarter basis, total average loans grew $12.5 million from $3.91 billion at December 31, 2018. Total loans outstanding grew $93.3 million, or 2%, from $3.85 billion as of March 31, 2018 to $3.94 billion as of March 31, 2019.

Average total deposits were $4.09 billion for the first quarters of 2019 and 2018. Total deposits grew $47.9 million, or 1%, from $4.10 billion as of March 31, 2018 to $4.15 billion as of March 31, 2019. In addition, total core deposits, which exclude brokered deposits, increased $128.8 million, or 3%, from $3.88 billion at March 31, 2018 to $4.01 billion at March 31, 2019 due to growth in commercial deposits of $238.1 million or 25%, offset by decreases in public fund deposits of $80.0 million or 6%, and decreases in retail deposits of $29.3 million, or 2%.

Findlay noted, “We are pleased with the growth momentum reflected in the increase in commercial deposits. We are particularly pleased that the total number of commercial noninterest bearing checking accounts have increased by 11% over a two-year period. This increase in accounts has been accompanied by a 23% increase in balances over the same timeframe.”

The company’s net interest margin increased nine basis points to 3.45% for the first quarter of 2019 compared to 3.36% for the first quarter of 2018. The higher margin in the first quarter of 2019 was due to higher yields on loans, partially offset by a higher cost of funds, driven by the Federal Reserve Bank increasing the target Federal Funds Rate in March, June, September and December of 2018.

1 Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures.”

Linked quarter net interest margin declined by seven basis points due to an increase of five basis points in earning asset yields and an offsetting increase in cost of funds of twelve basis points. The net interest margin was 3.52% for the linked fourth quarter of 2018, and was positively impacted by four basis points due to the payoff of a nonaccrual loan and other nonaccrual loan adjustments. Thus, the net interest margin run rate for the fourth quarter excluding those adjustments was 3.48%. As a result, net interest margin in the first quarter declined by three basis points when compared to the fourth quarter core run rate net interest margin.

Earning asset yields were negatively impacted by a decline in investment security yields during the first quarter 2019 due to the combined effect of the flattening yield curve and the corresponding increase in the fair value of the investment securities portfolio, as well as the impact of the adoption of the FASB accounting standard update, which amended the amortization period for certain purchased callable debt securities held at a premium. The decline in investment security portfolio yields reduced net interest margin by two basis points during the quarter. In addition, loan yields were elevated by four basis points in the fourth quarter of 2018 as previously noted.  On a linked fourth quarter basis, cost of funds increased by twelve basis points versus a thirteen basis point increase in the prior third linked quarter of 2018.

“With the widening expectation that the Federal Reserve may be in a holding pattern with respect to future rates changes, we have taken steps to maintain our net interest margin. Deposit rates have remained generally unchanged during the quarter in our markets and we believe that our net interest margin will be stable moving into the second quarter,” commented Findlay.

The company recorded a provision for loan losses of $1.2 million in the first quarter of 2019, compared to $3.3 million in the first quarter of 2018 and $300,000 in the linked fourth quarter of 2018. The lower provision in the first quarter of 2019 was primarily due to lower net charge offs compared to the first quarter of 2018. Net charge offs in the first quarter of 2019 were $91,000 versus net charge offs of $4.8 million in the first quarter of 2018 and net charge offs of $189,000 during the linked fourth quarter of 2018. Annualized net charge offs to average loans were 0.01% for the first quarter of 2019 versus 0.51% for the first quarter of 2018. Annualized net charge offs to average loans were 0.02% for the linked fourth quarter of 2018.

Nonperforming assets decreased $4.2 million, or 37%, to $7.0 million as of March 31, 2019 versus $11.2 million as of March 31, 2018 due to a decrease in nonaccrual loans. On a linked quarter basis, nonperforming assets were $604,000 or 8% lower than the $7.6 million reported as of December 31, 2018. The ratio of nonperforming assets to total assets at March 31, 2019 decreased to 0.14% from 0.24% at March 31, 2018 and 0.16% at December 31, 2018. Loan loss reserve to total loans increased to 1.26% as of March 31, 2019 as compared with 1.19% as of March 31, 2018 and up from 1.24% as of December 31, 2018.

The company’s noninterest income increased $1.6 million, or 17%, to $11.5 million for the first quarter of 2019, compared to $9.9 million for the first quarter of 2018. Noninterest income was positively impacted by an 18% increase over the prior year first quarter in recurring fee income for service charges on deposit accounts, primarily due to growth in treasury management fees from business accounts. In addition, loan and service fees increased 10% and wealth advisory fees increased by 8% compared to the first quarter 2018 due to continued growth of client relationships. Noninterest income increased by $1.4 million or 14% on a linked quarter basis to $11.5 million due to increases in bank owned life insurance income, swap fees generated from commercial lending transactions and improvement in mortgage banking income.

The company’s noninterest expense increased $1.3 million, or 6%, to $22.5 million in the first quarter of 2019, compared to $21.2 million in the first quarter of 2018 and decreased by $79,000 on a linked quarter basis. Salaries and employee benefits increased on a year over year basis primarily due to higher employee health insurance expense, staffing increases in revenue producing areas and normal merit increases.

Findlay commented, “Continued investment in our people and our technology-driven financial services solutions for clients is a critical part of our long term success. The Lake City Bank team is our defining difference, but we must remain committed to delivering innovative technology solutions as well. We continue to invest heavily in technology to ensure that we can deliver innovative, technology-driven solutions to our customers.”

The company’s efficiency ratio was 45.2% for the first quarter of 2019, compared to 46.0% for the first quarter of 2018 and 45.4% for the linked fourth quarter of 2018.

Lakeland Financial Corporation is a $4.9 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank headquartered in the state and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible common equity” which is “total equity” excluding intangible assets, net of deferred tax, and “tangible assets” which is “total assets” excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including trade policy and those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
FIRST QUARTER 2019 FINANCIAL HIGHLIGHTS
	Three Months Ended
(Unaudited – Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,
END OF PERIOD BALANCES	2019	2018	2018
Assets	$4,891,885	$4,875,254	$4,726,948
Deposits	4,147,437	4,044,065	4,099,488
Brokered Deposits	140,078	164,888	220,906
Core Deposits (3)	4,007,359	3,879,177	3,878,582
Loans	3,939,010	3,914,745	3,845,668
Allowance for Loan Losses	49,562	48,453	45,627
Total Equity	543,267	521,704	473,333
Goodwill net of deferred tax assets	3,779	3,779	3,796
Tangible Common Equity (1)	539,488	517,925	469,537
AVERAGE BALANCES
Total Assets	$4,881,572	$4,837,604	$4,706,726
Earning Assets	4,550,950	4,523,304	4,421,461
Investments - available for sale	587,026	573,073	546,042
Loans	3,918,024	3,905,511	3,791,922
Total Deposits	4,090,330	4,163,118	4,094,917
Interest Bearing Deposits	3,205,204	3,256,930	3,253,309
Interest Bearing Liabilities	3,426,250	3,390,159	3,367,104
Total Equity	529,989	505,570	469,998
INCOME STATEMENT DATA
Net Interest Income	$38,209	$39,590	$36,223
Net Interest Income-Fully Tax Equivalent	38,708	40,089	36,632
Provision for Loan Losses	1,200	300	3,300
Noninterest Income	11,525	10,105	9,879
Noninterest Expense	22,473	22,552	21,202
Net Income	21,682	21,363	18,336
PER SHARE DATA
Basic Net Income Per Common Share	$0.85	$0.84	$0.73
Diluted Net Income Per Common Share	0.84	0.83	0.71
Cash Dividends Declared Per Common Share	0.26	0.26	0.22
Dividend Payout	30.95%	31.33%	30.99%
Book Value Per Common Share (equity per share issued)	21.21	20.62	18.71
Tangible Book Value Per Common Share (1)	21.06	20.47	18.56
Market Value – High	48.99	47.41	51.76
Market Value – Low	39.78	37.79	45.01
Basic Weighted Average Common Shares Outstanding	25,491,093	25,301,732	25,257,414
Diluted Weighted Average Common Shares Outstanding	25,665,287	25,746,490	25,696,864
KEY RATIOS
Return on Average Assets	1.80%	1.75%	1.58%
Return on Average Total Equity	16.59	16.76	15.82
Average Equity to Average Assets	10.86	10.45	9.99
Net Interest Margin	3.45	3.52	3.36
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	45.19	45.38	45.99
Tier 1 Leverage (2)	11.59	11.44	10.77
Tier 1 Risk-Based Capital (2)	13.22	13.05	12.30
Common Equity Tier 1 (CET1) (2)	12.52	12.35	11.57
Total Capital (2)	14.38	14.20	13.41
Tangible Capital (1) (2)	11.04	10.63	9.94
ASSET QUALITY
Loans Past Due 30 - 89 Days	$9,694	$10,020	$2,168
Loans Past Due 90 Days or More	481	0	26
Non-accrual Loans	6,093	7,260	11,002
Nonperforming Loans (includes nonperforming TDR's)	6,574	7,260	11,028
Other Real Estate Owned	316	316	10
Other Nonperforming Assets	83	0	114
Total Nonperforming Assets	6,973	7,576	11,152
Performing Troubled Debt Restructurings	6,196	8,016	4,085
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	3,812	4,384	7,945
Total Troubled Debt Restructurings	10,008	12,400	12,030
Impaired Loans	24,501	26,661	15,824
Non-Impaired Watch List Loans	179,636	159,938	166,205
Total Impaired and Watch List Loans	204,137	186,599	182,029
Gross Charge Offs	284	424	4,977
Recoveries	193	235	183
Net Charge Offs/(Recoveries)	91	189	4,794
Net Charge Offs/(Recoveries) to Average Loans	0.01%	0.02%	0.51%
Loan Loss Reserve to Loans	1.26%	1.24%	1.19%
Loan Loss Reserve to Nonperforming Loans	753.91%	667.40%	413.75%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	388.11%	317.17%	301.92%
Nonperforming Loans to Loans	0.17%	0.19%	0.29%
Nonperforming Assets to Assets	0.14%	0.16%	0.24%
Total Impaired and Watch List Loans to Total Loans	5.18%	4.77%	4.73%
OTHER DATA
Full Time Equivalent Employees	556	553	539
Offices	50	49	49

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2) Capital ratios for March 31, 2019 are preliminary until the Call Report is filed.
(3) Core deposits equals deposits less brokered deposits

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	March 31,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Cash and due from banks	$143,081	$192,290
Short-term investments	45,672	24,632
Total cash and cash equivalents	188,753	216,922

Securities available for sale (carried at fair value)	595,553	585,549
Real estate mortgage loans held for sale	3,047	2,293

Loans, net of allowance for loan losses of $49,562 and $48,453	3,889,448	3,866,292

Land, premises and equipment, net	58,760	58,097
Bank owned life insurance	82,253	77,106
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	17,387	15,518
Goodwill	4,970	4,970
Other assets	37,942	34,735
Total assets	$4,891,885	$4,875,254

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$931,832	$946,838
Interest bearing deposits	3,215,605	3,097,227
Total deposits	4,147,437	4,044,065

Borrowings
Federal funds purchased	122,000	0
Securities sold under agreements to repurchase	0	75,555
Federal Home Loan Bank advances	0	170,000
Subordinated debentures	30,928	30,928
Total borrowings	152,928	276,483

Accrued interest payable	11,794	10,404
Other liabilities	36,459	22,598
Total liabilities	4,348,618	4,353,550

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,614,665 shares issued and 25,442,827 outstanding as of March 31, 2019
25,301,732 shares issued and 25,128,773 outstanding as of December 31, 2018	111,571	112,383
Retained earnings	432,953	419,179
Accumulated other comprehensive income (loss)	2,487	(6,191)
Treasury stock, at cost (2019 - 171,838 shares, 2018 - 172,959 shares)	(3,833)	(3,756)
Total stockholders' equity	543,178	521,615
Noncontrolling interest	89	89
Total equity	543,267	521,704
Total liabilities and equity	$4,891,885	$4,875,254

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended
	March 31,
	2019	2018
NET INTEREST INCOME
Interest and fees on loans
Taxable	$48,866	$41,794
Tax exempt	251	217
Interest and dividends on securities
Taxable	2,497	2,434
Tax exempt	1,642	1,331
Other interest income	238	292
Total interest income	53,494	46,068

Interest on deposits	13,883	9,367
Interest on borrowings
Short-term	950	111
Long-term	452	367
Total interest expense	15,285	9,845

NET INTEREST INCOME	38,209	36,223

Provision for loan losses	1,200	3,300

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	37,009	32,923

NONINTEREST INCOME
Wealth advisory fees	1,620	1,505
Investment brokerage fees	386	290
Service charges on deposit accounts	4,287	3,628
Loan and service fees	2,404	2,177
Merchant card fee income	622	642
Bank owned life insurance income	444	363
Mortgage banking income	222	241
Net securities gains (losses)	23	(6)
Other income	1,517	1,039
Total noninterest income	11,525	9,879

NONINTEREST EXPENSE
Salaries and employee benefits	12,559	12,019
Net occupancy expense	1,366	1,426
Equipment costs	1,349	1,274
Data processing fees and supplies	2,425	2,513
Corporate and business development	1,206	1,133
FDIC insurance and other regulatory fees	406	461
Professional fees	937	872
Other expense	2,225	1,504
Total noninterest expense	22,473	21,202

INCOME BEFORE INCOME TAX EXPENSE	26,061	21,600
Income tax expense	4,379	3,264
NET INCOME	$21,682	$18,336

BASIC WEIGHTED AVERAGE COMMON SHARES	25,491,093	25,257,414
BASIC EARNINGS PER COMMON SHARE	$0.85	$0.73
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,665,287	25,696,864
DILUTED EARNINGS PER COMMON SHARE	$0.84	$0.71

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FIRST QUARTER 2019
(unaudited, in thousands)

	March 31,		December 31,		March 31,
	2019		2018		2018
Commercial and industrial loans:
Working capital lines of credit loans	$726,895	18.4%	$690,620	17.6%	$778,779	20.2%
Non-working capital loans	700,447	17.8	714,759	18.3	706,228	18.4
Total commercial and industrial loans	1,427,342	36.2	1,405,379	35.9	1,485,007	38.6

Commercial real estate and multi-family residential loans:
Construction and land development loans	293,818	7.5	266,805	6.8	237,887	6.2
Owner occupied loans	557,296	14.1	586,325	15.0	543,192	14.1
Nonowner occupied loans	537,569	13.7	520,901	13.3	507,041	13.2
Multifamily loans	240,939	6.1	195,604	5.0	193,956	5.0
Total commercial real estate and multi-family residential loans	1,629,622	41.4	1,569,635	40.1	1,482,076	38.5

Agri-business and agricultural loans:
Loans secured by farmland	139,645	3.6	177,503	4.6	145,363	3.8
Loans for agricultural production	162,662	4.1	193,010	4.9	171,607	4.5
Total agri-business and agricultural loans	302,307	7.7	370,513	9.5	316,970	8.3

Other commercial loans	112,021	2.8	95,657	2.4	116,657	3.0
Total commercial loans	3,471,292	88.1	3,441,184	87.9	3,400,710	88.4

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	188,777	4.8	185,822	4.7	180,542	4.7
Open end and junior lien loans	182,791	4.7	187,030	4.8	179,065	4.7
Residential construction and land development loans	13,142	0.3	16,226	0.4	13,342	0.3
Total consumer 1-4 family mortgage loans	384,710	9.8	389,078	9.9	372,949	9.7

Other consumer loans	84,650	2.1	86,064	2.2	73,277	1.9
Total consumer loans	469,360	11.9	475,142	12.1	446,226	11.6
Subtotal	3,940,652	100.0%	3,916,326	100.0%	3,846,936	100.0%
Less: Allowance for loan losses	(49,562)		(48,453)		(45,627)
Net deferred loan fees	(1,642)		(1,581)		(1,268)
Loans, net	$3,889,448		$3,866,292		$3,800,041

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
FIRST QUARTER 2019
(unaudited, in thousands)

	March 31,		December 31,		March 31,
	2019		2018		2018
Non-interest bearing demand deposits	$931,832		$946,838		$858,950
Savings and transaction accounts:
Savings deposits	246,936		247,903		272,472
Interest bearing demand deposits	1,562,089		1,429,570		1,491,220
Time deposits:
Deposits of $100,000 or more	1,131,326		1,146,221		1,216,802
Other time deposits	275,254		273,533		260,044
Total deposits	$4,147,437		$4,044,065		$4,099,488
FHLB advances and other borrowings	152,928		276,483		125,644
Total funding sources	$4,300,365		$4,320,548		$4,225,132

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$3,893,035	$48,866	5.09%	$3,884,500	$49,091	5.01%	$3,767,300	$41,794	4.50%
Tax exempt (1)	24,989	314	5.10	21,011	234	4.42	24,622	272	4.48
Investments: (1)
Available for sale	587,026	4,575	3.16	573,073	4,682	3.24	546,042	4,119	3.06
Short-term investments	4,696	26	2.25	3,350	15	1.78	4,579	9	0.80
Interest bearing deposits	41,204	212	2.09	41,370	207	1.99	78,918	283	1.45
Total earning assets	$4,550,950	$53,993	4.81%	$4,523,304	$54,229	4.76%	$4,421,461	$46,477	4.26%
Less: Allowance for loan losses	(48,768)			(49,045)			(47,189)
Nonearning Assets
Cash and due from banks	164,820			156,681			137,738
Premises and equipment	58,599			57,516			56,192
Other nonearning assets	155,971			149,148			138,524
Total assets	$4,881,572			$4,837,604			$4,706,726

Interest Bearing Liabilities
Savings deposits	$247,309	$71	0.12%	$250,755	$76	0.12%	$268,091	$89	0.13%
Interest bearing checking accounts	1,496,893	5,954	1.61	1,476,013	5,498	1.48	1,491,820	3,575	0.97
Time deposits:
In denominations under $100,000	276,006	1,232	1.81	272,192	1,168	1.70	255,209	848	1.35
In denominations over $100,000	1,184,996	6,626	2.27	1,257,970	6,683	2.11	1,238,189	4,855	1.59
Miscellaneous short-term borrowings	190,118	950	2.03	102,301	282	1.09	82,862	111	0.54
Long-term borrowings and
subordinated debentures	30,928	452	5.93	30,928	431	5.53	30,933	367	4.81
Total interest bearing liabilities	$3,426,250	$15,285	1.81%	$3,390,159	$14,138	1.65%	$3,367,104	$9,845	1.19%
Noninterest Bearing Liabilities
Demand deposits	885,126			906,188			841,608
Other liabilities	40,207			35,687			28,016
Stockholders' Equity	529,989			505,570			469,998
Total liabilities and stockholders' equity	$4,881,572			$4,837,604			$4,706,726

Interest Margin Recap
Interest income/average earning assets		53,993	4.81		54,229	4.76		46,477	4.26
Interest expense/average earning assets		15,285	1.36		14,138	1.24		9,845	0.90
Net interest income and margin		$38,708	3.45%		$40,091	3.52%		$36,632	3.36%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses.  Taxable equivalent basis adjustments were $499,000, $501,000 and $409,000 in the three-month periods ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2019 and 2018, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

        Reconciliation of Non-GAAP Financial Measures

Tangible common equity, tangible assets, tangible book value per share and the tangible common equity to tangible assets ratio are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
Total Equity	$ 543,267	$ 521,704	$ 473,333
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,191	1,191	1,174
Tangible Common Equity	539,488	517,925	469,537

Assets	$ 4,891,885	$ 4,875,254	$ 4,726,948
Less: Goodwill	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,191	1,191	1,174
Tangible Assets	4,888,106	4,871,475	4,723,152

Ending common shares issued	25,614,665	25,301,732	25,291,582

Tangible Book Value Per Common Share	$ 21.06	$ 20.47	$ 18.56

Tangible Common Equity/Tangible Assets	11.04%	10.63%	9.94%

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